                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of the 1st day of May, 2004, by and between MAPCO Express, Inc., a Delaware corporation ("Employer"), and Uzi Yemin, an Israeli citizen ("Employee").

                                    Recitals

     WHEREAS, Employer desires to employ Employee to render services to it for the period and upon the terms and conditions provided for in this Agreement; and

     WHEREAS, Employee wishes to serve in the employ of Employer for the benefit of Employer for the period and upon the terms and conditions provided for in this Agreement.

     NOW THEREFORE, for the reasons set forth above and in consideration of the mutual promises and agreements set forth herein, the receipt, adequacy, sufficiency, and value of which are hereby acknowledged by the parties, Employer and Employee agree as follows:

     1. Employment Services, Duties, and Responsibilities. Effective as of May 1, 2004, Employer agrees to employ Employee and Employee accepts employment as Employer's President and Chief Executive Officer. Employee agrees to perform the services required by and have the duties and responsibilities designated by Employer for such position, as determined by Employer from time to time, and to devote Employee's best efforts on a full-time basis to such position. Employee's services, duties, responsibilities, and decisions shall be subject to the control of, review of, and change by Employer, the board of directors of Delek US Holdings, Inc. ("Delek US"), and such other persons as Employer may designate from time to time.

     2. Compensation and Benefits. Employer agrees to provide Employee with the following compensation and benefits:

          a. Salary. Employer shall pay Employee, and Employee shall accept from Employer, salary based on a monthly rate of Twenty-One Thousand U.S. Dollars (US$21,000), subject to any and all deductions and withholdings required by law and authorized by Employee (as permitted by Employer under its payroll practices), and which amount shall be divided and paid through Employer's regular payroll procedures based on the time period worked by Employee.

          b. Fringe Benefits. Employer shall provide Employee with twenty-four
     (24) working days paid vacation each full year of employment, which vacation pay shall accrue ratably during the employment year; any accrued but unused vacation pay shall be paid to Employee upon the termination of this Agreement, and Employee may carry forward to subsequent employment years any accrued but unpaid vacation pay with no limit or forfeiture. With respect to such vacation pay, Employer agrees that Employee may use such vacation pay for fourteen (14) calendar days of travel to Israel each year, for such travel, Employer agrees to pay for the cost of round-trip airfare for Employee and his family and provide Employee with the use of a car in Israel. Employer agrees that Employee shall receive fourteen (14) calendar days paid sick leave each full year of employment, which sick leave pay shall accrue ratably during the employment year according to Employer's personnel policies and practices; however, any accrued but unused sick leave shall not be paid to Employee upon the termination of this Agreement. Employee will also be entitled to participate in any benefit plans, policies, programs, and payroll practices that Employer makes available to its employees consistent with the terms and conditions of the respective plans, policies, programs, and payroll practices applicable to such employees. Such benefit plans, policies, programs, and payroll practices may be amended or modified at any time by Employer, except as prohibited by law; however, any change in the cost of the benefits provided for under the benefit plans, policies, programs, and payroll practices must be approved by Delek.

          c. Ancillary Benefits. Without limiting the provisions of Section 2(b) of this Agreement, Employer agrees to provide Employee with the following ancillary benefits ("Ancillary Benefits"):

               1. Company Vehicle. Employer will provide Employee with the use of a company-provided vehicle and pay all expenses relating to the operation of the vehicle.

               2. Housing Allowance. Employer will provide Employee with a company-provided house, which shall have a maximum value of US$1,000 per month.

               3. Education Expense Allowance. Employer will pay for or reimburse Employee for educational expenses not to exceed US$200 per month.

               4. Telephone. Employer will provide Employee with a home telephone and cellular telephone for Employee's use and pay all expenses relating to the use of the telephones.

     Employee understands and agrees that Employee will be responsible for any income, employment, or other taxes attributable to the foregoing benefits.

          d. Bonus. At the sole discretion of the Board of Directors of Delek US, Employee may be provided with an annual bonus comparable to similarly situated executives of the Delek group according to the bonus plans, policies, programs, and/or payroll practices of such group. Such bonus shall be paid on a pro-rata basis based on the number of full months worked by Employee during any bonus year. Employee shall not be required to be employed on a particular date by the Employer to receive the bonus payment. In the event that Employee is entitled to Bonus Payments as described in
     Section 4(b) below, then Employer
     will be entitled, at its sole discretion, to deduct the bonus provided under this Section 2(d), if provided, from the Bonus Payments.

     3. Term of Agreement and Termination.

          a. Term. The term of this Agreement shall begin on May 1, 2004, and end on April 30, 2009 (the "Term").

          b. Termination. Notwithstanding Section 3(a) of this Agreement, either party may terminate this Agreement for any reason upon three (3) full months' advance notice to the other party. In the event the employment relationship terminates at any time during the Term or at the end of the Term, Employee will be provided with salary continuation for a period of six (6) full months following the three (3)-month notice period; however, in the event that Employee voluntarily resigns prior to the end of the Term, Employee will only be entitled to salary continuation for a period of three (3) full months following the three (3)-month notice period. During any such salary continuation period, Employee will be entitled to receive salary continuation based on the salary set forth in Section 2(a). Furthermore, during such period, if Employee resides in the United States, Employee will be entitled to receive the fringe benefits as described in
     Section 2(b) and Ancillary Benefits as described in Section 2(c); however, during such period, if Employee resides in Israel, Employee will be entitled to receive the company-provided vehicle as described in Section 2(c)(1) and the use of telephones described in Section 2(c)(4). Salary continuation paid during such period shall not be taken into consideration in determining any Bonus Payments and/or Bonus Shares (as defined below).

          c. Termination due to Death. This Agreement shall terminate as a result of the death of Employee. In such case and as of such time, Employer will no longer be obligated to provide any compensation or benefits to Employee other than any salary that has been earned by Employee through the date of termination, accrued or credited but unpaid vacation pay, and any vested benefits provided for under the terms of any applicable employee benefit plan, which amounts, if any, shall be paid to Employee's estate or otherwise as designated by Employee under the terms of any employee benefit plan.

     4. Additional Remuneration. Employee shall be entitled to receive one (but not both) of the following types of additional remuneration as applicable:

          a. In the event that Delek US or any of its majority-owned subsidiary companies (Delek US or any such subsidiary companies being referred to herein as the "Issuer") are issued to the public (in a public offering) and are registered for sale in the United States or Israel anytime during the Term, shares of the Issuer (which shall be freely tradable and registered for trading in the public market) will be allotted to Employee for Employee's option to purchase according to the terms described below (the "Bonus Shares"):

               1. Option Percentage. For each year of Employee's employment during the Term, Employee shall accrue a 1% Option Percentage (pro-rated for each month during a year of employment) so that at the end of Term, assuming Employee remains employed through the end of the Term, Employee will have accrued a total 5% Option Percentage. For purposes hereof, "Option Percentage" is a percentage used to determine the number of Bonus Shares that Employee is entitled to based upon the total number of issued and outstanding shares of the Issuer on the date of the date of the execution of this Agreement (the "Pre-Public Offering Outstanding Shares"). For example, if a public offering of the Issuer occurs in November 2006, Employee will have accrued a total 2.5% Option Percentage.

               2. Number of Bonus Shares. Employee shall have the option to purchase that number of Bonus Shares equal to his respective Option Percentage multiplied by the number of Pre-Public Offering Outstanding Shares. Employee must exercise his option in whole or in part on or before the earlier of the date that is (a) the one-year anniversary of Employee's termination of employment under this Agreement, or (b) the one-year anniversary of the Term. For example, if there are 100,000,000 Pre-Public Offering Outstanding Shares, and Employee remains employed for only a three (3)-year period under this Agreement, then Employee shall have the option to purchase 3,000,000 Bonus Shares as provided herein.

               3. Payment. The exercise price for each Bonus Share shall be determined on the basis of an assumed enterprise value of Delek US and its subsidiaries in the amount of US$80,000,000. For example, if there are 100,000,000 Pre-Public Offering Outstanding Shares, then the price per Bonus Share shall be US$0.80 per Bonus Share (US$80,000,000/US$100,000,000).

               4. Stock Splits, Stock Dividends and Similar Events. The number/type of Bonus Shares that Employee has the option to purchase and the exercise price at which such shares may be purchased shall be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reclassification, or similar event by the Issuer, as determined in reasonable good faith by the independent auditors of Employer.

               5. Registered Shares. Employer represents that to the extent a public market exist for its shares (whether on a public stock exchange, national quotation system, or other), Employer will ensure that the Bonus Shares that Employee purchases shall be registered and freely tradable subject to applicable securities laws governing sales by officers and insiders. Employee acknowledges and agrees that he shall abide by applicable securities laws in connection with the purchase and sale of his Bonus Shares. Employer and Employee will cooperate in good faith with one another and the Issuer in connection with the compliance of requisite laws, regulations, and disclosures regarding the purchase and sale of Employee's Bonus Shares.

               6. Assignment. Employee shall not have the right to assign or encumber his option to Bonus Shares to any person or entity without the prior written consent of the Employer, provided that Employee shall have the right to pledge some or all of his Bonus Shares (and related option) to a lender to the extent such pledge is not in violation of applicable laws, including securities laws.

               7. Right of First Refusal. In the event Employee desires to sell all or any portion of his Bonus Shares (the "Offered Shares") to a third party in a bona fide sale transaction, Employee shall first offer the Offered Shares to Employer. Employee shall give written notice to Employer setting forth the terms and conditions upon which Employee proposes to sell the Offered Shares (the "Offer Terms"). Employer shall have the exclusive right during the two (2)-business day period following receipt of such notice to elect (by delivery of written notice to Employee) to purchase all (and not less than all) of the Offered Shares in accordance with the Offer Terms and this paragraph. If Employer does not elect to purchase all of the Offered Shares, Employer's right of first refusal as to such Offered Shares shall terminate and Employee may sell the Offered Shares according to the Offer Terms or on such other terms as Employee may negotiate in the current transaction giving rise to the Offer Terms or in any later transaction. In the event Employer exercises its right of first refusal under this paragraph as to the Offered Shares, the closing of a sale of the Offered Shares to Employer shall occur within two (2) days following the date on which notice is given by Employer of its exercise of the right to purchase the Offered Shares. At the closing, Employee shall take such actions required to transfer the Offered Shares in accordance with the Offer Terms, and Employer shall deliver to Employee good funds by wire transfer, or a cashier's check on a national bank, for the entire amount of the purchase price, or upon the payment terms as set forth in the original Offer Terms.

               8. Option to Purchase Employee's Bonus Shares Upon Termination of Employment. In the event Employee's employment with Employer is terminated for any reason, Employer shall have the right during the ten (10)-day period following the effective date of Employee's termination of employment to purchase some or all of the Bonus Shares held by Employee at a purchase price equal to the fair market value of such Bonus Shares. Employer may exercise its option by delivering written notice to Employee within such ten (10)-day option period of its intent to purchase some or all of the Bonus Shares, which notice must contain the number of shares Employer will purchase and the purchase price for such shares. If shares of the same class as the Bonus Shares are traded on a securities exchange or over-the-counter market, the fair market value of the Bonus Shares shall be deemed to be the average of the closing prices of the class of shares which are Bonus Shares on such exchange or over-the-counter market over the ten (10) trading day period ending one (1) business day prior to Employee's effective termination date; if the shares are not traded on an exchange or over-the-counter market, then fair market value shall be determined in good faith by the Board of Directors of Delek US, provided that the Board shall consider in their determination the per share valuation (as adjusted for splits or dividends) of the most recent round of financing as well as any pending or proposed financings, and the per share valuation (as adjusted for splits or dividends) of any merger, sale, or liquidation transaction, whether recently completed or proposed. If Employer elects to exercise its option under this paragraph, the closing of a sale of the Bonus Shares which Employer has agreed to purchase pursuant to this paragraph (the "Option Shares") shall occur, unless mutually agreed otherwise, within ten
          (10) days following the date on which notice is given by Employer of its exercise of the right to purchase the Option Shares in accordance with this paragraph. At the closing, Employee shall take such actions required to transfer the Offered Shares free and clear of all liens and encumbrances, and Employer shall deliver to Employee good funds by wire transfer, or a cashier's check on a national bank, for the entire amount of the purchase price.

          b. In the event that no shares are issued as provided for in subsection (a) above by April 30, 2009, upon termination of employment at any time during the Term or in the event of a Change in Control at any time during the Term, whichever occurs first, Employee will be entitled to a bonus not to exceed US$3,000,000 under the following terms:

               1. Employee will be entitled to receive the following amounts for each year of the Agreement (the "Bonus Payments") but only if Delek US meets the Pre-Tax Yearly Profit Targets described in Addendum A (the "Targets"):

          Year l -   US$200,000
          Year 2 -   US$400,000
          Year 3 -   US$600,000
          Year 4 -   US$800,000
          Year 5 -   US$1,000,000

               2. If due to unforeseen circumstances (such as payment of management fees from Delek US to Employer and/or other decisions that are made by Employer), Delek US does not meet the Targets, the calculation of the profit that is described in Addendum A will be updated based on the effect of those circumstances on the profit by Delek US's designated accountant whose determination (made in accordance with Generally Accepted Accounting Principles) shall be final and binding.

               3. If the annual growth percentage of Delek US fluctuates such that a Target is not met in one year but is met in a subsequent year, the Target will be treated as having been met (for example, if in one year the Target was not met by 5% but the Target in the prior year is exceeded by 5%, the Target will be treated as having been met in both years).

               4. If the Targets are not met in a certain year, Employee will be entitled to the relative share of the Bonus Payments in that year according to the profit that was reached that year beyond the minimal pre-tax yearly profit of US$8,000,000 (for example, if in the first year the profit target was US$17,000,000 and Delek US reached a pre-tax yearly profit of US$16,100,000, Employee will receive-instead of US$200,000 (scheduled Bonus Payment in the first year)-only a share of US$8,100,000 divided by US$9,000,000, being 90% of $200,000, namely
          $180,000).

               5. In the event that there is a change in the number of convenience stations owned or leased by Delek US that is not reflected in Addendum A, there will be an immediate update in the Targets in Addendum A according to the work plan approved by Delek US's board of directors.

          c. Notwithstanding the foregoing, in the event that Employee's employment terminates prior to the end of the Term, Employee will be entitled to Bonus Shares or Bonus Payments, as applicable, until termination of employment, subject to Section 3(b) of this Agreement. However, if Employee voluntarily terminates his employment prior to the end of the Term, Employee will be entitled only to 90% of such Bonus Shares or Bonus Payments based on the term of Employee's employment.

          d. Any applicable taxes with respect to the Bonus Shares or Bonus Payments will be paid by Employee, and Employer will make any deductions required by law with respect to such Bonus Shares or Bonus Payments.

          e. For the purposes of this Agreement, a Change in Control shall mean and be deemed to have taken place if (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, other than Employer or Delek US, a wholly-owned subsidiary thereof, or any employee stock ownership plan of Employer becomes, after the effective date of this Agreement, the actual or beneficial owner of Employer securities having 50% or more of the combined voting power of the then-outstanding securities of Employer that may be cast for the election of directors of Employer (other than as a result of an issuance of securities initiated by Employer in the ordinary course of business); (ii) as the result of, or in connection with, any cash tender or exchange offer, merger, other business combination, sale of assets, contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then-outstanding securities of Employer, any successor corporation, or entity entitled to vote generally in the election of the directors of Employer after such transaction are held in the aggregate by the holders of Employer's securities entitled to vote generally in the election of directors of Employer immediately prior to such transaction; (iii) as a result of a sale of all or substantially all of the assets of Employer, (iv) during any year, individuals who at the beginning of any such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's or Delek US's shareholders, of each director of Employer first elected during such period was approved by a vote of at least two-thirds of the directors of Employer then still in office who were directors of Employer at the beginning of any such period.

     5. Severance Pay. Upon termination of Employee's employment at any time during the Term, Employee shall be entitled to severance pay of US $1,000 for each full month of employment with Employer or it affiliates from January 2005.

     Any applicable taxes with respect to the severance pay, will be paid by the employee. The employer will make any deductions required by law in respect of severance payments.

     6. Loan. Employer agrees to provide Employee with a loan in the amount of US$100,000 at no interest. Employee agrees to repay the loan upon termination of employment. Employer will be entitled to deduct the full amount of the loan from any amount Employee is owed by Employer, and Employee consents to any such deduction.

     7. Confidentiality of the Agreement. Employee agrees to maintain the confidentiality of the Agreement and not to disclose the terms thereof to any party not expressly permitted to be provided such information by Employer, except that Employee may disclose the Agreement and the terms thereof to Employee's spouse and immediate family, accountant, or attorney, provided such individuals agree to maintain the confidentiality of the Agreement.

     8. Miscellaneous.

          a. Entire Agreement. Employer and Employee agree that this Agreement contains the complete, entire agreement and understanding between the parties and supersedes any prior or contemporaneous written or oral agreements, representations, negotiations, and/or warranties between them respecting the subject matter hereof. Neither party has made any representations that are not contained herein on which either party has relied in entering into this Agreement. Both parties acknowledge having read and fully understood this Agreement and have voluntarily entered into this Agreement.

          b. Modification. This Agreement shall not be modified or amended, except by a writing duly executed by the Employee and an officer of Employer (other than Employee) and approved by the board of directors of Delek. No waiver of any provision of this Agreement shall be effective unless the waiver is in writing and duly executed by the Employee and an officer of Employer (other than Employee) and approved by the board of directors of Delek.

          c. Assignment. It is agreed that neither party shall have the right to assign or transfer any duties, rights, or obligations due hereunder without the written consent of the other party, except that Employer may assign the Agreement to its successor or any entity acquiring all or substantially all of the assets of Employer, subject to the provisions regarding Change in Control.

          d. Severability; Reformation. The provisions of this Agreement shall be severable and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions. The parties further agree that, to the extent a court of competent jurisdiction deems any provision of this Agreement unenforceable, such court shall have the power to modify the terms of the Agreement by adding, deleting, or changing in its discretion any Language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by the court.

          e. Waiver of Breach. No failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of any other right, power, or privilege or of the same right, power, or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of Employer, by an officer of Employer (other than Employee).

          f. Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to any choice-of-law or conflict-of-law provisions or rules (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. This Agreement shall be construed without regard to any rule of construction under which an agreement may be construed against the drafter. Any dispute arising under this Agreement shall be adjudicated in the United States District Court for the Middle District of Tennessee, or, in the event subject matter jurisdiction does not lie therein, in the courts of Williamson Davidson County, Tennessee. Each party submits to the jurisdiction of such court, waives any defense of an inconvenient forum, and agrees not to file in such cause any motion to transfer venue or similar motion. Each party further agrees to waive any right to trial by jury.

          g. Notice. Any notice provided for under this Agreement shall be given by personal delivery, facsimile, or certified mail (with return receipt requested); shall be addressed to Employer at its principal place of business or to Employee at the most recent address on file with Employer; and shall be deemed to have been given upon actual receipt or, if by mail, by three (3) calendar days of the date on which such notice was deposited in the U.S. mail.

          h. Related Parties. Employer agrees that the agreements, covenants, representations, acknowledgements, and protections provided for under this Agreement in favor of Employer shall extend to the parent, subsidiaries, and affiliates of Employer.

          i. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. All monetary amounts set forth in this Agreement shall be in United States Dollars.

          j. Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, any other agreement, or law, shall not preclude or waive its right to exercise any or all other rights and remedies.

          k. No Inconsistent Obligations. Employee hereby represents and warrants to Employer that (i) the execution, delivery, and performance of this Agreement by Employee does not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by an employment, noncompetition, nonsolicitation, nondisclosure, confidentiality, or similar agreement with any other person or entity that would conflict with this Agreement, and (iii) upon the execution and delivery of this Agreement by Employer, this Agreement shall be the valid and binding obligation of Employee and enforceable in accordance with its terms.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the ____ day of October, 2004, effective as of the date first set forth above.


                                        /s/ UZI YEMIN
                                        ----------------------------------------
                                        UZI YEMIN


                                        MAPCO EXPRESS, INC.


                                        By: /s/ Tony McLarty
                                            ------------------------------------
                                        Title: VP of HR


                                        By: /s/ Asaf Bartfeld
                                            ------------------------------------
                                        Title: Director


                                        By: /s/ Gabriel Last
                                            ------------------------------------
                                        Title: Director



                                        DELEK US HOLDINGS, INC.


                                        By: /s/ Tony McLarty
                                            ------------------------------------
                                        Title: VP of HR


                                        By: /s/ Asaf Bartfeld
                                            ------------------------------------
                                        Title: Director

                          ADDENDUM A - DELEK US TARGETS

PRE-TAX YEARLY PROFIT TARGETS   PERIODS
-----------------------------   -----------------------
16 million U.S. dollars         04/01/2004 - 03/31/2005
18 million U.S. dollars         04/01/2005 - 03/31/2006
20 million U.S. dollars         04/01/2006 - 03/31/2007
22 million U.S. dollars         04/01/2007 - 03/31/2008
24 million U.S. dollars         04/01/2008 - 03/31/2009


                                      -12-